June 25th, 2013

Dear 3DIcon Shareholders,

With this letter I would like to update you on the progress 3DIcon has made over the last two months as well as some of the near term goals for the Company moving forward. You last heard from us on these subjects in our public filings and in my last letter to shareholders that was posted on our website on April 23rd, 2013.

CSPACE® DEVELOPMENT PROGRESS

As you may recall from my March 5th, 2013 letter, we are in the process of developing the third and final laboratory prototype for our CSpace® volumetric 3D display technology, Lab Proto 3. Since November of 2012, our technical team has been focused on the development of two key building blocks required to complete Lab Proto 3.

The first building block is the new Z-axis scanning system that creates a virtual projection screen that moves through the image chamber and enables multiple 2D images to be projected over time resulting in a full 3D image. That system was completed in April. Because that system is essential for improving the performance / scalability of CSpace® and therefore further ensuring the commercial viability of that technology, 3DIcon has just filed a patent application for this system.

The second building block is a scalable image chamber. Over the last few months our technical team has been evaluating materials that will comprise the scalable image chamber. These materials include phosphors that will be mixed into plastic, as well as special types of glass that incorporate phosphor functionality. As I said in my last letter, we have identified a special type of glass that exhibits much better than expected performance for potential use as the image chamber. Since then we entered into discussions with two of the three top optical glass companies in the world. One of these companies appears to have the capability to make similar and potentially better glasses at the sizes and quantities we will need for both Lab Proto 3 and for the three planned Product Platforms discussed below. It is our intent to put in place a joint development agreement (JDA) with this company as soon as possible.

Our current plan calls for us to complete Lab Proto 3 by October of this year and to immediately begin working on the first of three planned Product Platforms. Each Product Platform will be the basis for a family of end products. Within each family of products, the primary difference will be the size of the image chamber. The target specification for Product Platform 1 is approximately 800 million voxels (3D pixels) and an image chamber with a maximum size of approximately 30 inches by 40 inches by 40 inches. I will have more to say about Product Platform 1, once we complete Lab Proto 3.

3DICON CORPORATION

6804 S. Canton Ave., Suite 150 • Tulsa, OK 74136

(918) 494-0505 • FAX (918) 494-0513 • www.3dicon.net

COMPETITIVE UPDATE

At the end of May, Dr. George Melnik, our Senior Technical Advisor, and I attended the SID 2013 Conference & Exhibition in Vancouver, BC. This is the largest gathering of display industry technical and business professionals in the world. We attended most of the technical sessions that described 3D display research in academic and commercial labs. We also looked at all of the 3D displays that were being shown on the exhibit floor. During that conference, we did not see or hear about any 3D display technology that, in our opinion, would be able to deliver the capability and performance of CSpace® within a reasonable timeframe. Earlier this month, I had the opportunity to see a demonstration of a tabletop light field 3D display prototype that was funded by over $25M in federal research grants. In my opinion, the image quality of the current CSpace® prototype was superior in several ways to what was shown to us in that demonstration.

FINANCING STATUS & PLANS

As described in our public filings, 3DIcon requires financing to implement our previously described digital signage strategy and to accelerate the development of our CSpace® volumetric 3D display technology. As a result of a variety of market conditions, including a restriction on the ability to deposit our stock electronically (the “Deposit Chill”) with the Depository Trust Company (DTC), we have been unable to complete the financing to date. The DTC controls all electronic trading of public company stocks in the US and the Deposit Chill prevented the electronic deposits and transfers of our common stock. I am happy to report, that we have recently been informed by the DTC that they removed the Deposit Chill and that they have resumed electronic deposits and transfers. Now that the Deposit Chill has been lifted, it is our intention to again explore financing options that are available to the Company.

On April 10th we submitted a proposal to the Oklahoma Center for the Advancement of Science and Technology (OCAST) for commercialization funding for our CSpace® volumetric 3D display technology. If granted, those funds would become available starting in September. We expect to hear back from OCAST sometime in the next few weeks.

During the last few months, we have begun exploring federal funding opportunities. In support of the US government SBIR (Small Business Innovation Research) grants, we have been working with the Oklahoma SBIR Collaborative Resources (OSCR) organization to identify grant-funding opportunities and the resources necessary to develop high quality grant proposals. We recently attended a full day workshop on SBIR funding sponsored by OSCR and at the end of May we completed a comprehensive analysis of the SBIR topics and contracts offered by the 11 US government organizations that support the SBIR program and have selected three opportunities we intend to pursue.

In addition, we recently met with representatives of a group within the US Air Force that has been the driving force behind most of the federal funding for 3D displays (tens of millions of dollars). The initial feedback from that group was very positive and we plan to meet with a larger audience within that group as soon as the meeting can be scheduled. This funding would be outside of the above SBIR process and could potentially happen faster and with higher certainty than SBIR funding.

GLASSES-FREE FLAT SCREEN 3D STATUS

As you may recall from my April 23rd, 2013 letter, the Company still intends to pursue a glasses-free flat screen 3D strategy in addition to our CSpace® technical and business development efforts. We remain convinced that there is a great opportunity in the digital signage market for glasses-free flat screen 3D displays bundled with great 3D content. As you may recall from my previous letters and our public filings, 3DIcon has developed what we feel is a unique and compelling strategy for entering the 3D digital signage market. That strategy is based on extensive primary market research (meetings with dozens of companies) and includes partnering with or acquiring small companies in a unique way that will provide 3DIcon with the foundation for rapidly entering the digital signage market. Although we have yet to enter into any agreements to do so, we believe that such acquisitions or partnerships will provide the Company with near term revenue and, in our opinion, a great growth opportunity. Now that the Deposit Chill has been lifted, it is our intent to secure the financing necessary to successfully enter the digital signage market as soon as possible.

SUMMARY

As we hope you can tell from the above update, we continue to make good progress toward the commercialization of our CSpace® volumetric 3D display while at the same time exploring entry into the 3D digital signage market as soon as possible to generate near term revenue. As your CEO, I ask for your continued support as we continue to make progress on both fronts and as we endeavor to secure the financing necessary to fully execute our business and technical plans and build the company that you, our shareholders, expect from your management team.

Sincerely,

/s/ Mark Willner

Mark Willner

CEO

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," “estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

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